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Exhibit 99.1

              CERTIFICATE OF ASSUMPTION OF REGISTRATION STATEMENT

     The Post-Effective Amendment No.1 (the "Post-Effective Amendment No. 1") to Registration Statement on Form SB-2 (Registration No. 333-83705) (the "Registration Statement"), to which this Statement is an Exhibit, is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act") by SkyLynx Communications, Inc., a Delaware corporation ("SkyLynx Delaware"), which is the successor to SkyLynx Communications, Inc., a Colorado corporation ("SkyLynx Colorado"), following a statutory merger effective December 14, 1999 (the "Merger") for the purpose of changing SkyLynx Colorado's state of incorporation. Prior to the Merger, SkyLynx Delaware had no assets or liabilities other than nominal assets or liabilities. In connection with the Merger, SkyLynx Delaware succeeded by operation of law to all of the assets and liabilities of SkyLynx Colorado. The Merger was approved by the shareholders of SkyLynx Colorado at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Pursuant to the Merger, all of the issued and outstanding securities of SkyLynx Colorado immediately prior to the effective time of the Merger, including issued and outstanding shares of SkyLynx Colorado's Common Stock, par value $.001 per share, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock were automatically converted into an equal number of shares of Common Stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock of SkyLynx Delaware. Further, all outstanding options, warrants and other stock purchase rights of SkyLynx Colorado were assumed by SkyLynx Delaware and became the obligation of SkyLynx Delaware without modification or interruption.

     Except as modified by Post-Effective Amendment No. 1, SkyLynx Delaware, by virtue of this Amendment, expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act.



By: /s/ Jeffery A. Mathias
   ------------------------------
   Jeffery A. Mathias
   President and Chief Executive Officer
   February 17, 2000